Exhibit 99.1

Investor Contact: Larry P. Kromidas

618-258-3206

News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105-3443

FOR IMMEDIATE RELEASE

OLIN ANNOUNCES RECORD SALES AND EARNINGS IN 2006

CLAYTON, MO, January 29, 2007 – Olin Corporation (NYSE: OLN) announced today that its 2006 earnings per diluted share of $2.06 represent the best year since the spin-off of Arch Chemicals in 1999. Sales for the fourth quarter of 2006 were $748.4 million, compared with $604.1 million in the fourth quarter of 2005. Net income in the fourth quarter of 2006 was $26.8 million, or $0.37 per diluted share, compared with net income of $32.6 million, or $0.45 per diluted share, in the fourth quarter of 2005. Net income for the full year 2006 was $149.7 million, or $2.06 per diluted share, compared with net income of $133.3 million, or $1.86 per diluted share in 2005. Sales in 2006 were $3.2 billion compared to $2.4 billion in 2005.

Joseph D. Rupp, Chairman, President, and Chief Executive Officer said, “I am pleased to report that our fourth quarter net income of $0.37 per diluted share exceeded our guidance of $0.25 per diluted share due primarily to better than expected results in our Metals and Winchester businesses, an inventory liquidation gain generated by operations, and a lower than expected restructuring charge. In Metals, weaker volumes were more than offset by improved pricing and lower costs. Winchester experienced stronger than expected sale volumes. Our Chlor Alkali business experienced normal seasonal weakness. Shipment volumes and pricing in Chlor Alkali both declined from the third quarter and pricing was weaker than the fourth quarter of 2005.”

Earnings in the first quarter of 2007 are projected to be in the $0.25 per diluted share range. This forecast reflects softness in both the Chlor Alkali and Metals businesses. In Chlor Alkali, we expect both shipment volumes and pricing to be lower than the first quarter of 2006. In the Metals business, we expect lower volumes to be offset by higher pricing. Winchester results are expected to improve year-over-year due to improved pricing. Year-over-year pension expense is expected to decline approximately $1.0 million.

Fourth quarter 2006 earnings include a pretax insurance recovery of $6.0 million related to Hurricane Katrina business interruptions, $12.4 million of pretax inventory liquidation gains associated primarily with the shutdown of the Metals’ New Haven Copper operations, a $1.9 million pretax restructuring charge related to the New Haven Copper and Waterbury Rolling Mills shutdowns, a $5.4 million pretax pension curtailment charge resulting from the transition of a portion of the Metals and Winchester hourly workforces from a defined benefit to a defined contribution pension plan, and a $4.6 million unfavorable adjustment to state income tax expense. Fourth quarter 2005 earnings included a pretax recovery from a third party of $30.4 million of environmental costs incurred and expensed in prior periods and the related interest, a favorable $2.5 million pretax adjustment related to asset retirement obligations, and a pretax charge for an accounting change of $10.5 million related to the adoption of Interpretation 47 of FAS 143 “Accounting for Asset Retirement Obligations.”

The full-year 2006 earnings include pretax inventory liquidation gains of $25.9 million, pretax restructuring charges of $17.6 million associated with plant closures in our Metals business, the pension curtailment charge of $5.4 million, pretax insurance recoveries in our Metals and Chlor Alkali businesses of $8.3 million, and a $21.6 million reduction in income tax expenses associated with the settlement of the tax treatment of capital losses generated in 1997 and other tax matters. The full-year 2005 earnings included pretax recoveries from third parties of $49.9 million of environmental costs incurred and expensed in prior periods and the related interest, $9.1 million of pretax gains associated with real estate transactions, the $2.5 million favorable adjustment related to asset retirement obligations, $1.2 million of income tax recoveries, and a pretax charge for an accounting change of $10.5 million related to Interpretation 47 of FAS 143.

SEGMENT REPORTING

We define segment results as income (loss) before interest expense, interest income, other income, and income taxes and include the results of non-consolidated affiliates in segment results, consistent with management’s monitoring of the operating segments.

CHLOR ALKALI PRODUCTS

Chlor Alkali product sales for the fourth quarter of 2006 were $153.8 million, compared to $156.7 million in the fourth quarter of 2005. This decrease reflects the impact of lower prices. Total caustic soda and chlorine shipment volumes were similar in each period. Chlor Alkali income during the quarter was $52.2 million, compared to $56.3 million in the fourth quarter of 2005. The lower level of income reflects lower selling prices and higher transportation costs.

METALS

Metals sales for the fourth quarter of 2006 were $501.3 million, compared to $366.7 million in the fourth quarter of 2005. This increase is due to higher copper prices and improved product pricing, which more than offset lower shipment volumes. Shipment volumes in the fourth quarter of 2006 decreased 11% from the fourth quarter of 2005. Automotive, building products, and electronic sales declined 31%, 14%, and 13%, respectively, compared to the fourth quarter of 2005, while ammunition and coinage shipments increased 5% and 17%, respectively.

Metals segment income in the fourth quarter of 2006 was $21.7 million, which includes inventory liquidation gains of $12.4 million. Metals segment income in the fourth quarter of 2005 was $5.0 million. The improved profit primarily reflects higher prices and lower operating costs, which more than offset the impact of lower volumes.

WINCHESTER

Winchester’s fourth quarter 2006 sales were $93.3 million, which is higher than the fourth quarter 2005 sales of $80.7 million. Commercial and military sales both increased during the quarter. Winchester’s fourth quarter 2006 profit was $2.6 million, compared to a loss of $0.3 million in the fourth quarter of 2005. Higher selling prices and a more favorable product mix more than offset the impact of higher commodity and manufacturing costs.

CORPORATE AND OTHER COSTS

For the year 2006, pension expense was $44.1 million, compared to $26.2 million in 2005. The year-over-year increase in pension expense is due to the $5.4 million pension curtailment charge recorded in the fourth quarter and the amortization of plan losses from prior periods. During the fourth quarter, approximately 25% of the East Alton union employees voluntarily elected to transition from a defined benefit pension plan to a defined contribution pension plan effective January 1, 2007. The curtailment charge represents the accelerated recognition of prior service costs.

Under Statement of Financial Accounting Standards (“SFAS”) No. 87, the Company recorded a non-cash after-tax credit of $54.5 million to Shareholders’ Equity as of December 31, 2006 primarily due to the use of a higher discount rate on pension benefit obligations. As of December 31, 2005, the Company recorded a non-cash after-tax charge of $29.2 million to Shareholders’ Equity. The credit and charge reflect the difference between the accumulated benefit obligation and the year-end market value of assets of the pension plan. In 2006, the positive impact of higher interest rates on plan liabilities was recognized. In 2005, the cost impact of plan changes and the adverse effect of lower interest rates more than offset the increase in the value of plan assets.

Effective December 31, 2006, the Company adopted SFAS No. 158, “Accounting for Defined Benefit Pension and other Post-retirement Plans.” The statement requires that a net asset or liability be recognized to report the funded status of defined benefit pension and other post-retirement plans on its balance sheet. At December 31, 2006, pretax charges to other comprehensive income of $65.0 million and $55.0 million were recorded for the defined benefit pension plan and post-retirement medical plans, respectively.

During 2006, charges to income for environmental investigatory and remedial activities were $22.6 million, which includes $1.2 million of recoveries from third parties of costs incurred and expensed in prior periods. In 2005, a net credit of $15.8 million was recorded which included $38.5 million of recoveries from third parties of costs incurred and expensed in prior periods. Without these recoveries, charges to income for environmental investigatory and remedial activities would have been $23.8 million and $22.7 million in 2006 and 2005, respectively. These charges relate primarily to remedial and investigatory activities associated with former waste sites and past operations.

Other corporate and unallocated costs decreased from 2005 to 2006 due to lower legal and legal related settlement expenses associated with legacy environmental matters. 2006 corporate and other unallocated costs include $2.9 million of expenses related to stock options. During the fourth quarter of 2005, the Company, based on revised estimates of future expenses, reduced the asset retirement obligation it had previously recorded by $2.5 million.

Other operating income for 2006 includes the pretax insurance recovery of $6.0 million related to Hurricane Katrina business interruptions and $0.7 million of gains associated with real estate transactions. Other operating income for 2005 included $9.1 million of gains associated with real estate transactions.

INCOME TAXES

Fourth quarter income tax expense includes a $4.6 million increase related to state income taxes. This includes state tax adjustments associated with the settlement of the tax treatment of capital losses generated in 1997 and other tax matters and the unfavorable impact of higher Metals sales, which increased the income allocated to states with higher rates.

CASH FLOW

Cash, cash equivalents, and short-term investments at the end of 2006 were $276.4 million compared to $303.7 million at the end of 2005. Cash flow from operating activities decreased from $278.9 million in 2005 to $64.7 million in 2006. This decline primarily reflects the $80 million voluntary pension contribution made in the third quarter of 2006, the $47 million of tax payments made in conjunction with the settlement of the tax treatment of capital losses generated in 1997, $43 million of higher cash taxes paid, and higher working capital. In 2005, the Company paid minimal cash taxes due to the utilization of net operating loss carryforwards. In 2006, the Company’s earnings were fully taxed.

DIVIDEND

On January 26, Olin’s Board of Directors declared a dividend of $0.20 on each share of Olin common stock. The dividend is payable on March 9, 2007 to shareholders of record at the close of business February 9, 2007. This is the 321st consecutive dividend to be paid by the Company.

CONFERENCE CALL INFORMATION

The company’s fourth quarter earnings conference call with securities analysts is scheduled for 10:00 A.M. Eastern Time, Tuesday, January 30. The call will feature remarks by Joseph D. Rupp, Olin’s Chairman, President and Chief Executive Officer, and John E. Fischer, Olin’s Vice President and Chief Financial Officer.

Anyone wishing to listen to the call may do so via the Internet by following the instructions posted under the Conference Call icon on Olin’s website, www.olin.com. Listeners should log on to the website at least 5 minutes before the call. The call will also be audio archived on the Olin website for future replay. A text of the prepared remarks from the conference call will be available on the website in the Investor section under Recent Press Releases and Speeches after the conclusion of the call. Archived versions of the call will be available until February 6.

COMPANY DESCRIPTION

Olin Corporation is a manufacturer concentrated in three business segments: Chlor Alkali Products, Metals, and Winchester. Chlor Alkali Products manufactures chlorine and caustic soda, sodium hydrosulfite, hydrochloric acid, hydrogen, potassium hydroxide and bleach products. Metals products include copper and copper alloy sheet, strip, foil, rod, welded tube, fabricated parts, and stainless steel and aluminum strip. Winchester products include sporting ammunition, canister powder, reloading components, small caliber military ammunition, and industrial cartridges.

FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements. These statements relate to analyses and other information that are based on management’s beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words “anticipate,” “intend,” “may,” “expect,” “believe,” “should,” “plan,” “project,” “estimate,” and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Relative to the dividend, the payment of cash dividends is subject to the discretion of our Board of Directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our Board of Directors. In the future, our Board of Directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2005, include, but are not limited to, the following:

•	sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us, such as automotive, electronics, coinage, telecommunications, ammunition, housing, vinyls and pulp and paper and the migration by United States customers to low-cost foreign locations;

•	the cyclical nature of our operating results, particularly declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;

•	economic and industry downturns that result in diminished product demand and excess manufacturing capacity in any of our segments and that, in many cases, result in lower selling prices and profits;

•	the effects of any declines in global equity markets on asset values and any declines in interest rates used to value the liabilities in our pension plan:

•	costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;

•	higher-than-expected raw material and energy or transportation and/or logistics costs;

•	the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions and production hazards;

•	unexpected litigation outcomes; and

•	an increase in our indebtedness or higher-than-expected interest rates, affecting our ability to generate sufficient cash flow for debt service.

All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

2007 - 03

Olin Corporation

Consolidated Statements of Income (a)

	Three Months Ended December 31,		Year Ended December 31,
(In millions, except per share amounts)	2006	2005	2006	2005
Sales	$748.4	$604.1	$3,151.8	$2,357.7
Operating Expenses:
Cost of Goods Sold (exclusive of the LIFO inventory liquidation gains, shown below)	679.6	514.9	2,823.0	1,999.7
LIFO Inventory Liquidation Gains (b)	12.4	0.9	25.9	0.9
Selling and Administration	42.3	47.9	176.9	176.3
Research and Development	1.2	1.1	4.5	4.2
Restructuring Charges (c)	1.9	—	17.6	0.3
Other Operating Income (d)	6.0	—	6.7	9.1

Operating Income	41.8	41.1	162.4	187.2
Earnings of Non-consolidated Affiliates	8.3	11.6	46.0	38.5
Interest Expense	5.0	5.1	20.3	19.9
Interest Income	3.3	14.3	11.8	18.3
Other Income	—	0.2	1.5	1.5

Income before Taxes and Cumulative Effect of Accounting Change	48.4	62.1	201.4	225.6
Income Tax Provision (e)	21.6	23.1	51.7	85.9

Income before Cumulative Effect of Accounting Change	26.8	39.0	149.7	139.7
Cumulative Effect of Accounting Change, Net (f)	—	(6.4)	—	(6.4)

Net Income	$26.8	$32.6	$149.7	$133.3

Diluted Income Per Common Share:
Income before Cumulative Effect of Accounting Change	$0.37	$0.54	$2.06	$1.95
Cumulative Effect of Accounting Change, Net	—	(0.09)	—	(0.09)

Net Income	$0.37	$0.45	$2.06	$1.86

Dividends Per Common Share	$0.20	$0.20	$0.80	$0.80

Average Common Shares Outstanding - Diluted	73.3	71.9	72.8	71.6

(a)	Unaudited.
(b)	The 2006 liquidation gains of $25.9 million were primarily associated with the closures of our Waterbury Rolling Mills and New Haven Copper operations as part of the 2006 Metals restructuring actions.
(c)	The year ended December 31, 2006 reflects the Metals restructuring charge of $17.6 million. The year ended December 31, 2005 reflects a charge of $0.3 million for the corporate relocation.
(d)	The year ended December 31, 2006 reflects a $6.0 million insurance recovery for business interruption experienced in 2005 at our Chlor Alkali operations and $0.7 million of a pretax gain on the disposition of real estate. The year ended December 31, 2005 reflects pretax gains on the dispositions of real estate.
(e)	Income tax expense for the year ended December 31, 2006 includes a $21.6 million reduction associated with the settlement of various tax matters.
(f)	Reflects the cumulative charge for FASB interpretation 47, “Accounting for Conditional Asset Retirement Obligations,” an interpretation of FASB 143, “Accounting for Asset Retirement Obligations,” which we adopted on December 31, 2005.

Olin Corporation

Consolidated Balance Sheets (a)

(In millions, except per share data)

December 31,	2006	2005
Assets:
Cash & Cash Equivalents	$199.8	$303.7
Short-Term Investments	76.6	—
Accounts Receivable, Net	338.6	295.0
Inventories	263.3	262.6
Current Deferred Income Taxes	8.9	—
Other Current Assets	32.0	12.1

Total Current Assets	919.2	873.4
Property, Plant and Equipment
(Less Accumulated Depreciation of $1,407.0 and $1,390.8)	486.9	482.2
Prepaid Pension Costs	—	248.3
Deferred Income Taxes	117.3	86.3
Other Assets	37.2	31.9
Goodwill	75.9	75.1

Total Assets	$1,636.5	$1,797.2

Liabilities and Shareholders’ Equity:
Current Installments of Long-Term Debt	$1.7	$1.1
Accounts Payable	200.3	177.2
Income Taxes Payable	4.8	23.4
Accrued Liabilities	201.0	165.4

Total Current Liabilities	407.8	367.1
Long-Term Debt	252.2	257.2
Accrued Pension Liability	234.4	556.8
Other Liabilities	198.8	189.5

Total Liabilities	1,093.2	1,370.6

Commitments and Contingencies
Shareholders’ Equity:
Common Stock, Par Value $1 Per Share, Authorized 120.0 Shares: Issued and Outstanding 73.3 Shares (71.9 in 2005)	73.3	71.9
Additional Paid-In Capital	721.6	683.8
Accumulated Other Comprehensive Loss	(318.5)	(304.4)
Retained Earnings (Accumulated Deficit)	66.9	(24.7)

Total Shareholders’ Equity	543.3	426.6

Total Liabilities and Shareholders’ Equity	$1,636.5	$1,797.2

(a)	Unaudited.

Olin Corporation

Consolidated Statements of Cash Flows (a)

(In millions)

Year Ended December 31,	2006	2005
Operating Activities:
Net Income	$149.7	$133.3
Adjustments to Reconcile Net Income to Net Cash and Cash Equivalents Provided by (Used for) Operating Activities:
Earnings of Non-consolidated Affiliates	(46.0)	(38.5)
Other Operating Income - Gains on Disposition of Real Estate	(0.7)	(9.1)
Stock-Based Compensation	5.6	2.3
Non-Cash Restructuring	3.8	—
Depreciation and Amortization	72.1	72.5
LIFO Inventory Liquidation Gains	(25.9)	(0.9)
Deferred Income Taxes	(29.5)	54.1
Cumulative Effect of Accounting Change	—	6.4
Qualified Pension Plan Contributions	(80.0)	(6.1)
Qualified Pension Plan Expense	38.4	20.7
Common Stock Issued Under Employee Benefit Plans	3.3	2.9
Changes in:
Receivables	(43.6)	(52.1)
Inventories	25.2	(5.2)
Other Current Assets	(19.9)	6.7
Accounts Payable and Accrued Liabilities	58.8	73.4
Income Taxes Payable	(18.4)	23.1
Other Assets	12.0	(8.4)
Other Noncurrent Liabilities	(43.8)	1.7
Other Operating Activities	3.6	2.1

Net Operating Activities	64.7	278.9

Investing Activities:
Capital Expenditures	(80.9)	(81.0)
Proceeds from Disposition of Property, Plant and Equipment	1.4	14.2
Purchases of Short-Term Investments	(76.6)	—
Distributions from Affiliated Companies	44.0	31.0
Other Investing Activities	(0.1)	(2.3)

Net Investing Activities	(112.2)	(38.1)

Financing Activities:
Long-Term Debt:
Borrowings	—	2.9
Repayments	(1.1)	(52.0)
Issuance of Common Stock	16.4	12.4
Stock Options Exercised	4.4	9.8
Excess Tax Benefits from Stock Options Exercised	0.8	—
Dividends Paid	(58.1)	(57.1)
Deferred Debt Costs	(18.8)	—
Other Financing Activities	—	(0.4)

Net Financing Activities	(56.4)	(84.4)

Net (Decrease) Increase in Cash and Cash Equivalents	(103.9)	156.4
Cash and Cash Equivalents, Beginning of Year	303.7	147.3

Cash and Cash Equivalents, End of Period	$199.8	$303.7

(a)	Unaudited.

Olin Corporation

Segment Information (a)

(In millions)	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Sales:
Chlor Alkali Products	$153.8	$156.7	$666.1	$610.2
Metals	501.3	366.7	2,112.1	1,402.7
Winchester	93.3	80.7	373.6	344.8

Total Sales	$748.4	$604.1	$3,151.8	$2,357.7

Income before Taxes and Cumulative Effect of Accounting Change
Chlor Alkali Products (b)	$52.2	$56.3	$256.3	$237.0
Metals (b) (c)	21.7	5.0	58.2	34.0
Winchester	2.6	(0.3)	15.8	7.8
Corporate/Other:
Pension Expense (d) (e)	(7.6)	(0.3)	(19.2)	(2.0)
Environmental (Provision) Credit (f)	(6.3)	11.6	(22.6)	15.8
Other Corporate and Unallocated Costs	(16.6)	(19.6)	(69.2)	(75.7)
Restructuring Charges (g)	(1.9)	—	(17.6)	(0.3)
Other Operating Income (h)	6.0	—	6.7	9.1
Interest Expense	(5.0)	(5.1)	(20.3)	(19.9)
Interest Income	3.3	14.3	11.8	18.3
Other Income	—	0.2	1.5	1.5

Income before Taxes and Cumulative Effect of Accounting Change	$48.4	$62.1	$201.4	$225.6

(a)	Unaudited.
(b)	Earnings of non-consolidated affiliates are included in the segment results consistent with management’s monitoring of the operating segments. The earnings from non-consolidated affiliates, by segment, are as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Chlor Alkali Products	$8.2	$11.4	$45.3	$37.8
Metals	0.1	0.2	0.7	0.7

Earnings of Non-consolidated Affiliates	$8.3	$11.6	$46.0	$38.5

(c)	Metals segment income for the year ended December 31, 2006 included LIFO inventory liquidation gains of $25.9 million, primarily related to the closures of our Waterbury Rolling Mills and New Haven Copper operations as part of the 2006 Metals restructuring actions.
(d)	Pension expense for the year ended December 31, 2006 includes a curtailment charge of $5.4 million primarily resulting from a voluntary conversion of a portion of our Metals and Winchester hourly workforces from a defined benefit to a defined contribution pension plan.
(e)	The service cost and the amortization of prior service cost components of pension expense related to the employees of the operating segments are allocated to the operating segments based on their respective estimated census data. All other components of pension costs are included in Corporate/Other and include items such as the expected return on plan assets, interest cost and recognized actuarial gains and losses.
(f)	Environmental credit for the three-month period and the year ended December 31, 2005 included recoveries from third parties for costs incurred and expensed in prior periods of $19.0 million and $38.5 million, respectively.
(g)	The year ended December 31, 2006 reflects the Metals restructuring charge of $17.6 million. The year ended December 31, 2005 reflects a restructuring charge of $0.3 million for the corporate relocation.
(h)	The year ended December 31, 2006 reflects a $6.0 million insurance recovery for business interruption experienced in 2005 at our Chlor Alkali operations and $0.7 million of a pretax gain on the disposition of real estate. The year ended December 31, 2005 reflects pretax gains on the dispositions of real estate.

Olin Corporation

Quarterly Trend Data (a)

	2006
(In millions, except per share amounts)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total Year
Sales	$725.1	$826.4	$851.9	$748.4	$3,151.8
Income before Taxes (b)	54.4	51.8	46.8	48.4	201.4
Depreciation and Amortization	17.4	18.1	18.4	18.2	72.1
Capital Expenditures	14.2	16.5	17.3	32.9	80.9
Dividends Paid	14.4	14.5	14.6	14.6	58.1

Total Debt to Total Capitalization	35.9%	34.4%	31.9%	31.8%	31.8%

Diluted Income Per Common Share:
Net Income	$0.47	$0.45	$0.77	$0.37	$2.06

Dividends	$0.20	$0.20	$0.20	$0.20	$0.80

Average Common Shares Outstanding - Diluted	72.4	72.6	72.8	73.3	72.8

	2005
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total Year
Sales	$560.9	$593.7	$599.0	$604.1	$2,357.7
Income before Taxes and Cumulative
Effect of Accounting Change	59.4	52.9	51.2	62.1	225.6
Depreciation and Amortization	17.5	18.0	18.2	18.8	72.5
Capital Expenditures	12.1	15.2	17.8	35.9	81.0
Dividends Paid	14.2	14.3	14.3	14.3	57.1

Total Debt to Total Capitalization	44.3%	38.9%	37.1%	37.7%	37.7%

Diluted Income Per Common Share:
Income before Cumulative Effect of Accounting Change	$0.52	$0.45	$0.44	$0.54	$1.95
Cumulative Effect of Accounting Change, Net (c)	—	—	—	(0.09)	(0.09)

Net Income	$0.52	$0.45	$0.44	$0.45	$1.86

Dividends	$0.20	$0.20	$0.20	$0.20	$0.80

Average Common Shares Outstanding - Diluted	71.4	71.4	71.7	71.9	71.6

(a)	Unaudited.
(b)	Reflects the 2006 Metals restructuring charge and the related LIFO inventory liquidation gains.
(c)	Reflects the cumulative charge for FASB Interpretation 47, “Accounting for Conditional Asset Retirement Obligations,” an interpretation of FASB 143, “Accounting for Asset Retirement Obligations,” which we adopted on December 31, 2005.